Exhibit 99.1
9341 Courtland Drive, Rockford, MI 49351
Phone (616) 866-5500
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FOR IMMEDIATE RELEASE
CONTACT: Valerie Pesonen
248-396-6323

WOLVERINE WORLDWIDE NAMES JIM ZWIERS
AS PRESIDENT, GLOBAL OPERATIONS GROUP

Company and industry veteran succeeds retiring Mike Jeppesen, and will continue serving as President, International Group

ROCKFORD, Mich., January 5, 2021 — Wolverine World Wide, Inc. (NYSE: WWW), which operates one of the world’s largest portfolios of footwear and lifestyle brands, today announced the appointment of Jim Zwiers as President, Global Operations Group, responsible for portfolio-wide sourcing, logistics, distribution, customer service, and information technology. Zwiers will concurrently serve as President, International Group, a position he has held since 2014, and will remain Executive Vice President of the Company and a member of the Company’s Executive Leadership Team.

Zwiers, 52, has been with Wolverine Worldwide for almost 23 years, serving in many significant operational roles including President of the Performance Group and President of the Outdoor Group, along with leadership of the Company’s global eCommerce and retail businesses. He has also held senior operational roles including Senior Vice President with responsibility for strategy, business development, and legal.

“Jim is uniquely and ideally suited to lead the Global Operations Group, and I could not be more pleased with this expansion of his role,” said Blake Krueger, Wolverine Worldwide’s Chairman and Chief Executive Officer. “His extensive experience with the Company’s brands and international operations, coupled with his digital background and successful implementation of speed-to-market initiatives, will help accelerate the Company’s digital-first transformation and global eCommerce growth.”

Zwiers succeeds Mike Jeppesen as President, Global Operations Group. Jeppesen, 60, is retiring after more than 33 years in the footwear industry, the last nine of which have been with Wolverine Worldwide. Jeppesen will remain in an advisory role through mid-year to assist with the transition.

“We are grateful to Mike for his many years of dedicated service to both the Company and our industry,” said Krueger. “He has been a key advisor to me and a trusted Executive Leadership Team member for many years, and we certainly wish him and his family well as he transitions into a well-deserved retirement.”

Jeppesen commented, “I have been fortunate at Wolverine Worldwide to work with the best team in the industry, and I wish them continued success. Jim is a seasoned leader who knows our industry inside and out, and he is well-positioned to lead the Global Operations Group into the future as the Company accelerates its ongoing digital transformation.”

ABOUT WOLVERINE WORLDWIDE
Founded in 1883 on the belief in the possibility of opportunity, Wolverine World Wide, Inc. (NYSE: WWW) is one of the world’s leading marketers and licensors of branded casual, active lifestyle, work, outdoor sport, athletic, children's and uniform footwear and apparel. Through a diverse portfolio of highly recognized brands, our products are designed to empower, engage and inspire our consumers every step of the way.  The company’s portfolio includes Merrell®, Sperry®, Hush Puppies®, Saucony®, Wolverine®, Keds®, Stride Rite®, Chaco®, Bates®, and HYTEST®. Wolverine Worldwide is also the global footwear licensee of the popular brands Cat® and Harley-Davidson®.  Based in Rockford, Michigan, for more than 130 years, the company's products are carried by leading retailers in the U.S. and globally in approximately 170 countries and territories. For additional information, please visit our website, www.wolverineworldwide.com.

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